Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 21, 2025
Relating to Preliminary Prospectus Supplement dated March 21, 2025
Registration Statement No. 333-276462

Opus Genetics, Inc.

Opus Genetics, Inc. (the “Company”) has filed a shelf registration statement on Form S-3 (File No. 333-276462), including a base prospectus, that was declared effective on January 23, 2024. A preliminary prospectus supplement and accompanying prospectus relating to this public offering was filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2025 (the “Preliminary Prospectus”). Before you invest, you should read the Preliminary Prospectus sand other documents the Company has filed with the SEC for more complete information about the issuer and this offering. A copy of the Preliminary Prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1228627/000114036125009727/ny20045877x1_424b5.htm

Unless we state otherwise or the context otherwise requires, references to “we,” “our,” “us,” “Opus,” and the “Company” refer to Opus Genetics, Inc., a Delaware corporation, and its subsidiaries.

The following information supplements and updates the information contained in the Company’s Preliminary Prospectus.

Defined terms used herein and not otherwise defined shall have the meanings set forth in the Preliminary Prospectus Supplement.

In a concurrent private placement, George Magrath, MD, MBA, MS, our Chief Executive Officer, will purchase 392,157 shares of common stock and warrants to purchase shares of common stock, at an offering price of $1.275, and Cam Gallagher, MBA, the chairman of our board of directors, will purchase 784,314 shares of common stock and warrants to purchase shares of common stock, at an offering price of $1.275. The warrants will be exercisable immediately upon issuance at an exercise price of $1.15, expire on the five-year anniversary of the original issuance date and may be called by the Company at any time starting with 30 days following the release of the Company’s OPGx-BEST1 DUO-1001 Cohort 1 data upon achievement of a volume weighted average price of our common stock for 30 consecutive trading days of over $1.725 per share and the trading average daily volume for such 30 day period exceeds $150,000 per trading day. We expect the purchase to take place simultaneously with the closing of the public offering.

The shares of common stock and warrants, along with the securities underlying such warrants, being issued to Dr. Magrath and Mr. Gallagher will be issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder and have not been registered under the Securities Act, or applicable state securities laws.